Exhibit 10.1

THIRD AMENDMENT TO LEASE (Units I,J,K,L,M,N,H)

THIS THIRD AMENDMENT TO LEASE made and entered into this 11th day of March, 2025 by and between Hartco-Ventura, Inc. as current Landlord, hereinafter referred to as "Lessor", and Avita Medical Americas, LLC, A Delaware Limited Liability Company hereinafter referred to as "Lessee".

WITNESSETH

WHEREAS, Lessor leased certain premises in the HARTCO-VENTURA Business Center, at 3007 Bunsen Ave. in the city of Ventura, County of Ventura, State of California, to Lessee, pursuant to the certain lease dated the 25th day of January, 2018; said Lease and amendment(s) thereto hereinafter collectively referred to as the "Lease", the premises being more particularly described therein; and

WHEREAS, Lessor and Lessee therefore wish to extend said Lease;.

NOW THEREFORE, in consideration of these present and the agreement of each other, Lessor and Lessee agree that the said Lease shall be and the same is hereby amended as of the 11th day of March, 2025.

1.
The term of the Lease shall be extended 36 months with the amended expiration date of September 30, 2030.
2.
Rent for the Leased Premises (Units I,J,K,L,M,N,H) from October 1st, 2024 to September 30, 2025 shall be payable in monthly installments of Thirty Five Thousand Three Hundred Fifty Six Dollars and 80 Cents ($35,356.80).
3.
Rent for the Leased Premises (Units I,J,K,L,M,N,H) from October 1st, 2025 to September 30, 2026 shall be payable in monthly installments of Thirty Six Thousand Four Hundred Seventy Dollars and 40 Cents ($36,470.40).
4.
Rent for the Leased Premises (Units I,J,K,L,M,N,H) from October 1st, 2026 to September 30, 2027 shall be payable in monthly installments of Thirty Seven Thousand Five Hundred Eighty Four Dollars and 00 Cents ($37,584.00).
5.
Rent for the Leased Premises (Units I,J,K,L,M,N,H) from October 1st, 2027 to September 30, 2028 shall be payable in monthly installments of Thirty Eight Thousand Six Hundred Ninety Seven Dollars and 60 Cents ($38,697.60).
6.
Rent for the Leased Premises (Units J,J,K,L,M,N,H) from October 1st, 2028 to September 30, 2029 shall be payable in monthly installments of Forty Thousand Eighty nine Dollars and 60 Cents ($40,089.60).
7.
Rent for the Leased Premises (Units I,J,K,L,M,N,H) from October 1st, 2029 to September 30, 2030 shall be payable in monthly installments of Forty one Thousand Four Hundred Eighty one Dollars and 60 Cents ($41,481.60).
8.
The Lessee shall have the right, but not the obligation, to make certain changes at lessee's sole expense to the interior improvements, (including removing office walls) provided that prior to vacating the premises Lessee restores the premises to their original condition, unless lessor indicates his intention to accept the changes and improvements as made.
9.
Upon Termination of the lease term, the Lessee is obligated to continue to pay rent while the Lessor is going thru permits and restoration of the units to its original form.
10.
The Lessee to pay an additional Eleven Months (11 X $35,356.80 = $388,924.80) as additional deposit (currently $29,520.00) and downpayment towards the restoration and permit fees (Total deposit after payment $418,444.80). Actual cost to be determined at the termination of the lease when the balance will be calculated.
11.
Any property tax reassessment to the building due to the construction to be charged back to the Lessee.
12.
All other terms and conditions of said Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this instrument by proper persons thereunto duly authorized to do the day and year first hereinabove written.

LESSOR	LESSEE

HARTCO-VENTURA INC.	AVITA MEDICAL AMERICAS, LLC

By: /s/ John Saleh	By: /s/ James Corbett
John Saleh	James Corbett

Date: 03-11-2025	Date: 04-01-2025